Exhibit 99.2

MEMRY CORPORATION

Moderator: James Binch

02-06-04/10:00 am CT

Confirmation #5303584

MEMRY CORPORATION

Moderator: James Binch

February 6, 2004

10:00 am CT

Operator:	I would like to welcome everyone to the Memry Corporation second quarter earnings conference call. Mr. Binch you may begin your conference.

James Binch:

Thank you very much operator and good morning to you all. I am Jim Binch, chairman and chief executive officer. I’m joined this morning by Bob Belcher, our senior vice president of finance and administration and our chief financial officer.

This morning’s discussions contain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include but are not limited to those detailed in the company’s periodic filings with the Securities and Exchange Commission.

Good morning again and welcome to our second fiscal quarter 2004 earnings conference call.

I would like to make a brief comment on the reason for the two day delay in holding this call compared to our earlier practice of the following business day. Our chief financial officer had previously scheduled important meetings in Europe this week from which he has just returned and we did not deem it appropriate to hold the regular conference call unless he was present and I’m pleased to say weather notwithstanding he’s here today.

MEMRY CORPORATION

Moderator: James Binch

02-06-04/10:00 am CT

Confirmation #5303584

As noted in today’s release revenues for the three months ended December 31 declined 14% to $8.1 million from the record quarterly level of $9.35 million last year while net earnings of $228,000 compared to $7.7 million the previous year including the one-time deferred tax valuation allowance of $7.57 million. On a per share basis the current quarter was equal to 1 cent per share compared to 30 cents a year ago. For the first six months revenues were $16.2 million compared to $18.3 a year ago and operating income was $1.2 million compared to $1.6 million last year. Revenues during the quarter were in line with our previous guidance.

Most of the softness was related to lower aggregate shipments of stent components during the quarter compared to the year ago level principally due to the delay associated with the planned launch of a new stent platform of one of our major clients as well as lower pricing for some tubing applications.

As was the case during our first quarter, our operations teams continued to make significant progress in all facets of our manufacturing operations. Individual product line yields for our established applications were near or at all time performance levels. The only area requiring significant improvement concerns a new stent application for an important new client with many process and inspection improvement opportunities already mutually identified with our customer some of which are now going into effect and which should further benefit our overall performance in future quarters.

Our manufacturing lead times have been reduced by over 50% since last summer. We continue to reduce inventories and increase our inventory turns. We’ve also been able to continue the strengthening of our balance sheet with cash on hand increasing to more than $9 million.

MEMRY CORPORATION

Moderator: James Binch

02-06-04/10:00 am CT

Confirmation #5303584

Since our last conference call we have received very positive feedback from all our customers concerning the quality and desirability of our seamless tubing fabricated from a new process developed by our engineering teams.

The response to our new web site has also been dramatic with more than 3,000 hits from our targeted client base since early December enabling much more focused follow-up by our sales teams.

This quarter we are adding sales representatives in Japan, Brazil and Europe each of whom has an outstanding reputation in their respective market. We anticipate meaningful lead generation for our products and value-added services from these new parties.

Partially as a result of these developments, the past three months have seen more client and Memry engineering team meetings than at any time during the past three years covering a wide range of new applications that could involve our company.

Our effort to find strategic alliances and/or acquisitions to broaden our technological and customer base is moving ahead well. We will provide no further comment at this time regarding any specifics except to say the effort is progressing well.

Turning now to the question of the outlook for revenues and profits for the balance of this fiscal year, we noted in the release that a modest improvement can be expected for the second half compared to the first, driven principally by increased stent component shipments. As with any forecast we are very cautious but nonetheless optimistic that the spring and summer should see an increase in our revenue run rate and likewise our operating income

MEMRY CORPORATION

Moderator: James Binch

02-06-04/10:00 am CT

Confirmation #5303584

performance, particularly if we are able to maintain or even further improve our manufacturing efficiencies, which we expect to do.

We will continue to invest in business development activities crucial to building our top line revenue stream and income. Similarly the investments we have made and will continue to make in developing new processes including those associated with our new Flexium beta titanium material and our new tube manufacturing process are fully expected to benefit our shareholders in the medium term and beyond. Hence our SG&A expenses will average somewhat higher than last year but still below the levels of two and three years ago.

In summary we’re well aware of the frustration some of our investors have had with the absence of significant revenue growth for the past four quarters. We earnestly believe the resources we have put in place as well as the notable improvements in both quality and delivery performance will allow the company to regain its forward momentum with both existing and new customers both here and abroad. There is great confidence in our entire team that the ingredients for our renewed growth are in place. What we have to do now is execute flawlessly.

We’ll now take your questions.

Question:	Could you talk about any one-time events possibly in the quarter, which may have affected on time deliveries or shipments that you could have gotten out this quarter?

James Binch:	I’m unaware of any one-time type events that affected this past quarter. Bob would concur with that.

MEMRY CORPORATION

Moderator: James Binch

02-06-04/10:00 am CT

Confirmation #5303584

Question:	Could you discuss your strategy in terms of globalizing Memry sales?

James Binch:

Several years ago we acquired a small European operation that we attempted to use as a beachhead into the European market. The time and circumstances did not work in our favor. In the meantime a substantial portion of what we manufacture and sell to our existing client base actually gets re-exported overseas. But we have not had a focused effort to build a direct sales force in either the Far East or Europe. As part of our effort to significantly strengthen our commercial presence both here and abroad, we are taking steps to have representation of the company and both its material and value added services in Europe, Brazil and Japan where there are a number of potential clients and a very key organization willing and ready to get started.

In the case of Japan there is a meaningful market but unless one has a Japanese partner, selling to Japan from the U.S. is not feasible. We’ve been fortunate to find a very good firm that has already brought to us a number of new medical industry Japanese clients. We expect activities in both Europe and Japan to have a very positive impact going forward.

Question:	I was hoping you would give us an update on a couple of fronts.
One, the oil pipeline and two, how are we doing? I’m hoping that the CFO was in Europe negotiating the contract with the eyeglass manufacturer.

James Binch:

On the oil field application, our partner is having major meetings with one of the three biggest exploration production companies in the world, which they say is crucial to determining the amount of completions or the number of completions that will use this technology in calendar year 2004. They have been reluctant to provide us a forecast until these meetings take place outside of the United States this month. They told us they will have their rollout strategy completed in March and will communicate with us at that time.

MEMRY CORPORATION

Moderator: James Binch

02-06-04/10:00 am CT

Confirmation #5303584

I can tell you that they’re sufficiently confident of what is happening that they have their manufacturing resources manufacturing multiple thousands of feet of these systems to go into the applications this year. We don’t have a definitive forecast from them yet. But it is moving forward.

On the second question about Bob Belcher being in Europe for important meetings, I wish I could say that he was there to negotiate, sign and bring back a big check from a license agreement but they were different meetings and different topics.

The client we are working with in the eyeglass space, which is a European company, has had a number of personnel changes in their product development and research and development leadership during the past six weeks. We are now reconnecting with the new people because the progress that the former leadership and the organization had made was presumably not to their satisfaction.

Clearly we were frustrated because they hadn’t moved fast enough. They’re now committing to move ahead on an expedited basis. The program is behind schedule on their end and there’s not a great deal that we can do to push it faster. But it is now beginning to move again.

This sounds like a broken record but the fact is we’re ready to get going and we have to get it through their manufacturing system. They’ve changed the management team and it’s now picking up some momentum.

Question:	Okay, one other thing, the stents, how much longer for the stent delay?

MEMRY CORPORATION

Moderator: James Binch

02-06-04/10:00 am CT

Confirmation #5303584

James Binch:

That’s an excellent question. The fact is that our client, as large and as sophisticated as they are, has no clarity of insight as to when the FDA may approve this program. They had expected approval many, many, many months ago. The questions are being asked and answers are being provided. But they aren’t able to give us any further guidance except that they continue to be confident it’s going to be approved in the foreseeable short future. So we just have to wait for the FDA.

Question:	Is it a significant jump in business for you if it does happen?

James Binch:

Any time a device designed to be used for a significant surgical procedure is approved by the FDA when there are relatively few providers of such a device, there’s typically a ramp up to fill the distribution system as the product is introduced to the market on a global basis. So one expects an increase in volume. Most typically what happens is a steep increase and then demand drops down quite dramatically after the pipeline is filled and then it picks up on a normalized basis and grows from there.

In this particular instance, we can’t tell for sure. We would anticipate an increase in volume but the ultimate call is obviously the market acceptance of the product.

Question:	You recently brought on a new VP of sales.

James Binch:	Tom Rainey joined us in the September, October timeframe.

Question:	And how are his initiatives going on some of these new clients that you’re bringing in?

MEMRY CORPORATION

Moderator: James Binch

02-06-04/10:00 am CT

Confirmation #5303584

James Binch:	We have had more senior level engineering product development teams from the leading medical device firms meeting with us in the past six to eight weeks than we have had in my memory.

Tom has been spearheading the effort with the Japanese distributor who’s already brought Japanese medical clients with their engineering teams into our organization and into our facilities. Likewise for Brazil. And he’s just come back from very successful meetings in Europe. We are going to have a major meeting here in April with one of the big four companies as a result of reviewing the totality of opportunity throughout their company on a global basis in terms of how we can better provide more product and more services to them. I would say that the traction that we’re getting is most encouraging.

Question:

So hopefully because I know I’ve been a long-term investor, 2-1/2 years, and was hoping for this 15 to 18% growth that I originally thought was going to be there. When do you feel we’re going to start to see some consistent sequential growth in the company?

James Binch:

Every one of the ideas that the design teams have for new products and/or new applications goes through a development cycle that is typically four to five years. In fact, one of these products that we’re awaiting FDA approval on we have been manufacturing for European and non-U.S. consumption for five years while waiting for U.S. FDA approval.

We need at least 25 to 30 strong viable development programs and applications in-house at any given time. With maybe as few as 40% of those we will actually see significant commercial success. What we need to be doing is also getting ourselves involved with more disposable type applications such as surgical type applications, 510K devices, which typically have a shorter cycle to get into the marketplace.

MEMRY CORPORATION

Moderator: James Binch

02-06-04/10:00 am CT

Confirmation #5303584

I am confident that there are numerous, numerous applications. What I am less certain of at this point is the exact timing of when they get clinical approvals and FDA approval so that instead of being $100,000 or $200,000 of revenue for us they become the 2 million, 3 million, $4 million type of programs. And that’s a question of the material and the product cycle.

Robert Belcher:

Let me add a comment that it’s also not clear to us now that the basic industry demand is in the 15 to 20% growth range. In fact at the moment it’s less than that. That’s one of the reasons Memry has been looking into other ways to leverage both our technical assets and the facility assets. So it is a growing business but it’s not growing at that rate at the moment.

Question:	But your other initiatives—do you feel your other initiatives can bring you up to that growth rate at some point?

Robert Belcher:

Yes I do. That is the kind of target we set for ourselves. It’s the kind of target any investor in a small cap company, micro cap company, wishes to see but I think we’re going to go at it a little different way.

Question:	You just recently had a new director join the board?

James Binch:	Yes.

Question:	Can you tell us a little bit about him, you know, who he’s representing, where he’s come from?

James Binch:

Yes the director that’s been added is a gentleman by the name of Francois Marchal. He was formerly the head of all equity trading for Societe Generale in France responsible for both French, U.K., U.S. and Japanese equity

MEMRY CORPORATION

Moderator: James Binch

02-06-04/10:00 am CT

Confirmation #5303584

activities by the Societe Generale which is as you know is a very large financial institution.

Question:	Right.

James Binch:

He has a family background as well in industrial companies and manufacturing businesses. These are the public companies of which he served on the board. He also was chairman of the audit committee of the boards of those French industrial firms.

He has been an investor in Memry Corporation common stock for the last five plus years and he has his own financial and fund management business based in Geneva, Switzerland where he lives. We have a very substantial shareholding amongst a broad group in Europe. We have had a number of requests for representation from the European investor community and we wanted to identify an individual who had the requisite skills, the background, the knowledge and interest and who would commit the time necessary to be a good board member. He joined after the December shareholders’ meeting.

Question:	And now do you have any plans to add any more Directors?

James Binch:

We are evaluating at the current time the entire structure of our board as well as the mix of talent and skills. Our board is mindful of Sarbanes-Oxley and the American Stock Exchange requirements, which are continuing to evolve. Those in and of themselves require us to add an individual to the board at a minimum who would meet the new requirement for being the chair of the audit committee of a public company, which requirements are quite specific. At present we do not have an individual on our board who technically meets some of the most narrow specifications so we are also looking at that as another area of strengthening of the board.

MEMRY CORPORATION

Moderator: James Binch

02-06-04/10:00 am CT

Confirmation #5303584

Question:	Would you address what you’re doing with your investment banking relationship and whether or not they’re—you’ve located potential acquisitions?

James Binch:	I will have Bob answer that.

Robert Belcher:	We have an investment banking relationship with Trautman Wasserman, which is a boutique New York firm. They’ve been working with us probably about eight months now on the acquisition area.

I’ve always felt there are two general buckets that acquisitions fall into. They’re either opportunities brought to you that you try to fit into your strategy or you go out and screen the world and try to find firms and opportunities that meet your strategy. We chose to do the latter.

The danger or the difficulty with that method is that you identify people you want to talk to and they can tell you they’re not interested. We have been pleased to find several firms we were interested in who were interested in talking to us. So that’s what we’ve been doing and continue to do at the moment. Due to the nature of those activities we can’t say any more about them.

Question:	Can you—is there any way that you can guesstimate what type of revenue range you’re looking at and are—would these be accretive?

Robert Belcher:

We’re definitely targeting accretive acquisitions. I certainly would hope to be able to do that. That is our objective. As far as size, the opportunities have ranged all the way from very small to firms larger than us. Practically, we would rather tie up with somebody that we can assimilate and integrate with

MEMRY CORPORATION

Moderator: James Binch

02-06-04/10:00 am CT

Confirmation #5303584

so they would not be huge but by Memry’s standard would make a difference in our company.

Operator:	At this time there are no further questions.

James Binch:	Thank you very much for joining us this morning. We look forward to chatting with you again at the third quarter earnings conference call.